Exhibit 1

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5

News Release — January 25, 2010	TSX: PDL
10-02-NAP	NYSE Amex: PAL

NAP’s exploration program delivers excellent results at Offset and Cowboy;

Company doubles exploration budget for 2010

Toronto, Ontario — North American Palladium Ltd. (“NAP”) continues to deliver excellent exploration results at its wholly-owned Lac des Iles (“LDI”) mine northwest of Thunder Bay, Ontario, and has consequently doubled its LDI exploration budget to $15 million in 2010. The results reported herein (see attached table) are the final tranche of drill results from the 2009 exploration program, which totalled 86 holes and approximately 42,000 metres of drilling. The Company expects to file early in the second quarter an updated NI 43-101 report on LDI that incorporates all the drilling activities from 2009.

“Our commitment to exploration at LDI continues to yield positive results,” said William J. Biggar, NAP’s president and chief executive officer. “Our intent is to continue to add to our resources and reserves, while we optimize production in our Roby Underground mine, which is on target to be fully operational in the second quarter. We also look forward to advancing our assessment and development plans for the Offset zone, including completion this year of a $16 million ramp into the Offset zone. The ramp will facilitate additional underground exploration drilling as well as provide access for the installation of a shaft to surface.”

The Offset Zone: High grades over long intersections

Some of the higher grade intersections at the Offset zone, which is believed to be the fault-displaced extension of the Roby Underground mine, are in holes 404, 414, 415 and 417. Highlights include:

•                  Hole 404: a 19 metre intersection graded 9.78 g/t palladium, including a high grade section of 6 metres grading 16.68 g/t of palladium;

•                  Hole 414: a 19 metre intersection graded 8.90 g/t palladium, including 9 metres grading 11.58 g/t palladium;

•                  Hole 415: a 42 metre intersection graded 6.12 g/t palladium, including 7 metres grading 11.70 g/t palladium and 5 metres grading 8.39 g/t palladium; and

•                  Hole 417: a 22 metre intersection graded 10.15 g/t palladium, including 8 metres grading 17.70 g/t palladium.

NAP is also encouraged by drilling in the northern part of the Offset zone (holes 902, 903 and 904) where multiple wide, high grade zones were intersected and where a potential new zone may have been intersected. Drilling is still too limited to interpret the extent of this potential new zone, but it is evidenced in hole 903 by a 25 metre section grading 9.33 g/t palladium, and in hole 904 by a 10 metre section grading 7.87 g/t palladium. This year’s exploration program will follow up on these results.

The Cowboy Zone: Adding to the mineralization

At the Cowboy zone, located 30 to 60 metres to the west of, and parallel to, the Offset zone, the best new intersection is in hole 410: 18 metres grading 8.91 g/t palladium, including 6 metres grading 10.64 g/t palladium.

Updated NI 43-101

NAP has engaged Scott Wilson Roscoe Postle and Associates to prepare an updated mineral resource and mineral reserve estimate that will include, for the first time, the 2009 drill results from the Offset and Cowboy zones. The Company expects this report to be available early in the second quarter.

Building on exploration success in 2010: investing $15 million at LDI

NAP intends to build on its 2009 exploration success, and has more than doubled its exploration budget to $15 million for LDI for 2010. The program’s objectives are to identify additional resources, upgrade resource classifications, and facilitate future mine development planning.

NAP will spend $12 million drilling 53,000 metres in the Offset zone, and $3 million drilling in the West Pit area adjacent to the current pit, and the Creek zone area approximately 1.6 kilometres northeast of the Offset zone.

QA/QC

The assay analyses performed during NAP’s drill programs are subject to a formal quality assurance and quality control (QA/QC) program. Diamond drill core is logged and sampled on site and at the Company’s exploration office in Thunder Bay with sample transport by the Company and Courtesy Courier to Activation Laboratories Ltd. (Thunder Bay and Ancaster), an independent accredited laboratory, for assay analysis. Check assay analyses are carried out by SGS Minerals Services (Toronto), a laboratory that is also independent of the Company. The Company’s exploration team designed and executed the drilling program under the supervision of Mr. Michel Bouchard, P. Geo., Vice President, Exploration and Development, a Qualified Person as defined by National Instrument 43-101, who has reviewed and approved the content of this news release.

About North American Palladium

NAP is a Canadian precious metals company focused on the production of palladium and gold in mining friendly jurisdictions. LDI, the Company’s flagship mine, is one of North America’s two primary palladium producers. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, LDI has produced palladium since 1993. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both the LDI and Sleeping Giant mines, and is pursuing an aggressive exploration program aimed at increasing its reserves and resources in those areas. NAP trades on the NYSE Amex under the symbol PAL and on the TSX under the symbol PDL.

Cautionary Statement on Forward Looking Information

Certain information included in this press release constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies including the possibility that the restart of the Lac des Iles mine may not proceed as planned, and that the metals prices and foreign exchange assumptions may differ from management’s expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles mine will be successfully restarted, that the operations at the Sleeping Giant mine will be successfully maintained, or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

Michel Bouchard

Vice President, Exploration and Development

Telephone: 416-360-7971 Ext. 224

Email: mbouchard@nap.com

2009 LDI Drill Program

Highlights of Q4 Drill Results

OFFSET ZONE

Drill Hole	Section	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu%	Ni%	Co%
09-404	505N	316	335	19	9.78	0.53	0.42	0.11	0.13	0.01
including	505N	329	335	6	16.68	0.80	0.67	0.14	0.16	0.01
09-404	505N	350	370	20	5.72	0.36	0.32	0.09	0.12	0.01
including	505N	350	358	8	7.57	0.45	0.46	0.12	0.15	0.01
09-408	506N	186	194	8	8.16	0.48	0.26	0.09	0.12	0.01
09-408	506N	197	207	10	8.44	0.50	0.40	0.12	0.20	0.01
09-410	506N	226	241	15	7.69	0.46	0.37	0.20	0.24	0.01
including	506N	231	236	5	10.15	0.49	0.21	0.11	0.16	0.01
09-410	506N	253	260	7	9.68	0.66	0.73	0.13	0.21	0.01
09-413	507N	168	180	12	10.13	0.58	0.54	0.10	0.17	0.01
09-414	507N	183	202	19	8.90	0.49	0.47	0.07	0.13	0.01
including	507N	189	198	9	11.58	0.57	0.65	0.07	0.15	0.01
09-415	507N	207	249	42	6.12	0.37	0.42	0.12	0.14	0.01
including	507N	209	216	7	11.70	0.66	0.59	0.11	0.15	0.01
including	507N	231	236	5	8.39	0.39	0.52	0.18	0.20	0.01
09-416	507N	265	276	11	5.70	0.34	0.10	0.04	0.09	0.01
09-416	507N	278	284	6	6.39	0.38	0.32	0.10	0.15	0.01
09-416	507N	290	295	5	5.62	0.38	0.49	0.12	0.15	0.01
09-417	508N	300	322	22	10.15	0.57	0.42	0.11	0.15	0.01
including	508N	306	314	8	17.70	1.01	0.77	0.15	0.22	0.01
09-417	508N	339	348	9	5.02	0.35	0.32	0.08	0.14	0.01
09-504	509N	86	105	19	7.67	0.46	0.66	0.17	0.23	0.01
09-602	510N	167	191	24	7.87	0.46	0.53	0.12	0.16	0.01
including	510N	170	180	10	10.39	0.55	0.63	0.10	0.15	0.01
09-607	511N	191	227	36	5.08	0.32	0.39	0.07	0.11	0.01
including	511N	191	200	9	6.93	0.40	0.78	0.10	0.14	0.01
including	511N	210	221	11	7.20	0.46	0.34	0.08	0.11	0.01
09-608	511N	207	219	12	6.76	0.42	0.15	0.06	0.09	0.01
09-608	511N	239	247	8	7.86	0.43	0.33	0.08	0.13	0.01
09-609	511N	229	248	19	5.30	0.34	0.21	0.04	0.07	0.01
09-609	511N	257	268	11	6.28	0.37	0.20	0.05	0.08	0.01
09-610	511N	273	283	10	8.20	0.47	0.49	0.06	0.11	0.01
09-611	511N	308	314	6	5.22	0.39	0.76	0.09	0.17	0.01
09-901	512N	205	217	12	6.61	0.41	0.20	0.06	0.09	0.01
09-902	512N	236	247	11	6.40	0.40	0.31	0.03	0.12	0.01
09-902	512N	258	264	6	9.39	0.61	0.16	0.06	0.09	0.01
09-902	512N	278	289	11	8.57	0.52	0.20	0.02	0.09	0.01
09-903	512N	239	264	25	9.33	0.55	0.09	0.05	0.13	0.01
09-903	512N	280	299	19	6.81	0.46	0.53	0.08	0.14	0.01
including	512N	284	292	8	12.34	0.76	0.53	0.09	0.14	0.01
09-904	512N	245	255	10	7.87	0.46	0.06	0.04	0.09	0.01
09-904	512N	293	305	12	6.23	0.42	0.23	0.07	0.10	0.01
09-951	514N	No Significant Assay		Drilled above Offset Zone
09-953	514N	No Significant Assay		Drilled above Offset Zone
09-955	514N	218	233	15	8.57	0.55	0.45	0.06	0.10	0.01
including		222	230	8	12.14	0.72	0.41	0.06	0.10	0.01

COWBOY ZONE

Drill Hole	Section	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu%	Ni%	Co%
09-404	505N	379	387	8	4.78	0.24	0.10	0.07	0.07	0.00
09-408	506N	266	271	5	7.63	0.46	0.30	0.10	0.12	0.01
09-410	506N	307	325	18	8.91	0.47	0.74	0.26	0.30	0.01
including	506N	319	325	6	10.64	0.65	0.66	0.30	0.29	0.01
09-416	507N	365	371	6	4.52	0.34	0.43	0.26	0.22	0.01
09-417	508N	409	414	5	3.52	0.23	0.09	0.13	0.09	0.01
09-903	512N	322	328	6	3.65	0.24	0.14	0.05	0.07	0.01
09-904	512N	319	324	5	6.13	0.36	0.32	0.07	0.10	0.01

Notes:

Hole lengths expected to be within 60% to 80% of true widths

Additional figures and tables are available on the Company’s website at www.nap.com/explore_ldi.htm